EXHIBIT 10.1

Amendment One to
Restricted Share Agreements between
Metropolitan Community Bank Holding Corp. and Grantee

WHEREAS, Metropolitan Bank Holding Corp. (the "Company") has previously made awards of restricted shares ("Restricted Shares") to employees and directors ("Grantees") under Restricted Share Agreements in 2012, 2013, 2014 and 2015 (the "Agreements," and individually, an "Agreement") under the Company's 2009 Equity Incentive Plan (the "Plan"); and

WHEREAS, the Company has reviewed and reconsidered the Agreements and has determined that it wishes to amend the Agreements to revise the definition of "Cause" and to ensure that if a Grantee dies or becomes disabled, the Grantee's Restricted Shares will become fully vested; and

WHEREAS, Section 14 of the Agreements indicate that they may be amended with the consent of the Grantee and Grantee's signature on this Amendment One is evidence of the Grantee's consent.

NOW THEREFORE, BE IT RESOLVED, THAT, this Amendment One applies to each Agreement entered into between the Company and the Grantee, as reflected on Exhibit A to this Amendment, and amends such Agreements as follow:

1. Paragraph 3 Vesting shall be amended by adding the following sentence to the end thereof:

"In addition to the foregoing, the Restricted Shares shall also vest on the death or Disability of the Grantee"

2. The second paragraph in Section 4(a) shall be revised in its entirety to read as follows:

" For purposes of this Agreement, "Cause" shall mean, the Grantee's (i) voluntarily leaving his employment with the Company or one of its Affiliates, (ii) failure to comply with the rules, procedures or policies of the Company and its Affiliates including, without limitation, any failure to timely report to work at expected work hours, such determination to be made by the Company in its sole and absolute discretion, (iii) failure to perform the duties assigned by the President of the Company or the Board in a manner that fully meets expected performance standards, as determined by the Company in its sole and absolute discretion, (iv) perpetrate an act that constitutes a crime, including without limitation, a felony, misdemeanor, fraud, larceny, embezzlement, misappropriation of funds or other misconduct which results in pecuniary loss to the Company or any of its Affiliates or that brings the Company or any of its Affiliates into public disrepute, (v) failure or refusal to perform any of his duties or responsibilities, or breach of his duties or obligations under this Agreement, any such failure, refusal or breach to be determined by the Company in its sole and absolute discretion, (vi) disqualification of the Grantee to serve as a senior officer of the Company by any regulatory agency, (vii) willful malfeasance, misconduct, negligence, or incompetence, (viii) engaging in any material transaction which constitutes self dealing or a conflict of interest between the Grantee and the Company without prior disclosure of such transaction to the Company by the Grantee and receipt of prior written approval from the Company, or (ix) use of alcohol or drugs that interferes with the performance of the Grantee's duties or other obligations to the Company and its Affiliates."

3. In all other respects, the Agreements identified on Exhibit A shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Grantee have entered into this Amendment One on the _____ day of ___________________, 2018.

METROPOLITAN BANK HOLDING CORP.

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GRANTEE

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